                                                                    EXHIBIT 12.1


Calculation of Earnings to Fixed
Charges

($ in thousands)

                                                                                                                Pro Forma
                                                                                                    --------------------------------
                                                                                         Post-                              Post-
                                                 Pre-Confirmation                     Confirmation   Pre-Confirmation   Confirmation
                           ---------------------------------------------------------  ------------  ------------------  ------------
                                                                   Six
                                                                  Months    Quarter      Quarter      Year     Quarter     Quarter
                                  Years Ended December 31,         Ended     Ended        Ended       Ended     Ended       Ended
                           ------------------------------------   June 30,  March 31,    July 31,    Dec. 31,  March 31,   July 31,
Earnings:                  1992     1993     1994   1995   1996     1996      1997         1997        1996      1997        1997
--------                   ----     ----     ----   ----   ----   --------  ---------    -------     --------  ---------   --------
 Pre-tax income:         (41,572)  (62,757)   516  9,836  (20,042)  16,782   11,859       8,762       17,046    4,978       7,108
 Add: interest expense    11,455     9,434  4,815  4,851    3,043    1,772    1,706       2,426        8,600    2,045       2,627
 Add: 1/3 rental expense     270       270    271    272      289      145      170         181          289      170         181
                         -------   ------- ------ ------  -------   ------   ------      ------       ------    -----       -----
 Adjusted earnings       (29,847)  (53,053) 5,602 14,959  (16,710)  18,699   13,735      11,369       25,935    7,193       9,916

Fixed Charges:
--------------
 Interest:
 ---------
 Interest expense         11,455     9,434  4,815  4,851    3,043    1,772    1,706       2,426        8,600    2,045       2,627
 Contractual interest(1)             2,600  8,300  9,200    8,600    4,300    2,136
 1/3 rental expense          270       270    271    272      289      145      170         181          289      170         181
                         -------   ------- ------ ------  -------   ------   ------      ------       ------    -----       -----
 Total fixed charges      11,725    12,304 13,386 14,323   11,932    6,217    4,012       2,607        8,889    2,215       2,808
                         -------   ------- ------ ------  -------   ------   ------      ------       ------    -----       -----
Ratio of earning to
 fixed charges               NM         NM     NM    1.0      NM       3.0      3.4         4.4          2.9      3.2         3.5
                         =======   ======= ====== ======  =======   ======   ======      ======       ======    =====       =====

Deficiency of earning to
 fixed charges            41,572    65,357  7,784         28,642
                         =======   ======= ====== ======  =======   ======   ======      ======       ======    =====       =====

-----------------------
(1) Contractual interest relates to interest on prepetition debt that was not accrued while the Company was in Chapter 11 proceedings.